UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2007

Clearant, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50309	912190195
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1801 Avenue of the Stars, Suite 435, Los Angeles, California		90067
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 479-4570

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2007, we entered into stock purchase agreements and registration rights agreements with approximately 11 accredited and institutional investors for the sale of shares of our common stock ("shares") for $0.025 per share, in a private offering, in exchange for gross proceeds of approximately $525,000. This private placement (the "August private placement") was made in connection with the private placement we previously entered into on April 3, 2007 (the "April private placement"), pursuant to which approximately 20 accredited and institutional investors purchased shares in exchange for gross proceeds of approximately $2.2 million, as reported on our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on April 4, 2007. The stock purchase agreements and registration rights agreements executed in connection with the August private placement are the same as those executed in connection with the April private placement, as amended, which were filed as exhibits to our Current Report on Form 8-K filed on April 4, 2007. The shares issued in the August private placement are subject to full-ratchet antidilution protection pursuant to the Amendment to the Stock Purchase Agreement, filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 1, 2007. These shares purchased in the August private placement will be issued upon the effectiveness of the reverse stock split described in Item 8.01 of this Current Report on Form 8-K.

On August 3, 2007, we entered into a Conversion Agreement, attached hereto as Exhibit 10.1, with John McGinnis pursuant to which he will be issued shares for a $200,000 investment at $0.005 per share. The sale of these shares was made as an effort to resolve a dispute with Mr. McGinnis, as disclosed on our Quarterly Report on Form 10-QSB filed with the SEC, on June 20, 2007. In addition, we entered into a stock purchase agreement, substantially the same as those executed in connection with the April private placement, with Mr. McGinnis and two additional investors, whereby they purchased shares of our common stock at a price of $0.005 per share in exchange for aggregate gross proceeds of approximately $142,384 plus $7,616 in interest for an aggregate purchase price of $150,000. These shares will be issued upon the effectiveness of the reverse stock split described in Item 8.01 below. Mr. McGinnis' purchase triggers the above-referenced full ratchet anti-dilution protections for the investors who purchased shares in the April private placement and August private placement.

The shares sold in the August private placement and the additional shares sold on August 3, 2007 were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.

We reserve the right to accept oversubscriptions for additional amounts. Unless otherwise required by law, we disclaim any obligation to release publicly any updates or changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 3.02 Unregistered Sales of Equity Securities.

We sold unregistered shares in connection with the August private placement and the additional shares sold on August 3, 2007, which are more particularly described in Item 1.01.

Each of the purchasers represented their intention to acquire the securities for their own account for investment purposes and not with a view to the distribution thereof other than in accordance with applicable law. Appropriate legends will be affixed to the stock certificates issued in the transaction. All purchasers either received or had access to adequate information concerning the investment.

We also entered into Registration Rights Agreements with each of the purchasers in the form of Exhibit 10.2 attached to our Current Report on Form 8-K filed with the SEC on April 4, 2007, pursuant to which the purchasers were granted customary demand registration rights, obligating us to use our best efforts file registration statements covering the purchased shares.

Item 8.01 Other Events.

On August 3, 2007, at our annual meeting of stockholders, the following directors were re-elected: Jon M. Garfield, Rowland W. Day II and Michael Elek. In addition, a 14:1 reverse stock split and a 6,000,000 share increase in our Stock Award Plan were approved.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1 Conversion Agreement

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearant, Inc.

August 8, 2007	By:	Jon M. Garfield

Name: Jon M. Garfield
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Conversion Agreement